UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On June 20, 2016, Marvell Technology Group Ltd. (the “Company” or “Marvell”) announced that its Board of Directors (“Board”) appointed Matthew J. Murphy as the Company’s President and Chief Executive Officer (“CEO”), effective July 11, 2016. The Company’s press release announcing Mr. Murphy’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Murphy, age 43, most recently served as Executive Vice President, Business Units, Sales and Marketing of Maxim Integrated (“Maxim”) from May 2015 to June 2016. Prior to that, Mr. Murphy served as a Senior Vice President at Maxim from September 2011 to May 2015.

Mr. Murphy has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Murphy’s appointment, the Company entered into a letter agreement with Mr. Murphy (the “Offer Letter”) that established his compensation as CEO, as summarized below.

Salary; Annual Incentive Bonus. Mr. Murphy’s annual base salary will be $750,000. Mr. Murphy will be eligible to participate in the Company’s Executive Performance Incentive Plan with a target annual incentive bonus of 150% of his annual base salary. For fiscal 2017, Mr. Murphy will receive the pro-rated target bonus amount based on his start date.

Equity Awards. Mr. Murphy will receive grants of restricted stock units (“RSUs”) for the number of shares of Marvell common stock equal to $4.0 million divided by the Share Price (as defined below), as follows:

(1)	RSUs for the number of shares of common stock equal to $1.6 million divided by the Share Price (as defined below) that will vest over three (3) years.

(2)	RSUs for the number of shares of common stock (at the target achievement level) equal to $1.2 million divided by the Share Price (as defined below) that will vest based on the Company’s relative total shareholder return measured against total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from the First Current Date (as defined below) through the end of fiscal year 2019. The number of shares that could vest under this award can range from zero to 150% of the target number.

(3)	RSUs for the number of shares of common stock equal to $1.2 million divided by the Share Price (as defined below) that will vest based on the achievement of operating performance metrics for fiscal years 2017 and 2018. The performance period, metrics and relative weightings (as well as the maximum number of shares that could vest if performance exceeds the target achievement level) will be established by the Executive Compensation Committee (“ECC”) at the time of grant and will be measured as of the end of fiscal year 2018. Any shares deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date.

For purposes of the equity awards described above, “Share Price” shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the NASDAQ Stock Market on (x) the date that is one (1) full trading day after the first date following the date of the Offer Letter on which Marvell has filed all required periodic reports with the Securities and Exchange Commission, such that Marvell is “current” with its financial reporting, or (y) the date that the awards are approved by the ECC (but no later than 30 days after the “First Current Date” as defined below), whichever is later. The date that Marvell becomes “current” with its financial reporting is referred to as the “First Current Date”.

Buy-Out Cash Bonus and Sign-on Equity Awards. In connection with Mr. Murphy’s departure from his prior employer to join the Company, he will forfeit existing equity awards, including RSUs and “in the money” options and may not receive his cash incentive bonus earned for 2016. Therefore, Mr. Murphy will receive the following one-time cash bonus and one-time buy-out equity awards:

(1)	Cash Bonus – a one-time, buy-out sign-on bonus in an amount equal to $2.1 million minus the amount of any bonus paid to him by his prior employer for its fiscal year 2016. In the event that within twelve (12) months of the start date of his employment he is terminated for “Cause” or if he resigns his employment other than for “Good Reason” (both as defined in the form of Severance Agreement attached to the Offer Letter as Appendix B), Mr. Murphy will be obligated to repay a pro rata portion of the sign-on bonus.

(2)	Hire-On RSU Award – a restricted stock unit award for 435,000 common shares of Marvell which shall vest over three (3) years at the rate of 174,000 shares on the first anniversary of his start date, and the balance shall vest in eight quarterly installments of 32,625 shares. If his employment is terminated without Cause or if he resigns for Good Reason (both as defined in the form of Severance Agreement attached to the Offer Letter as Appendix B), the unvested portion of the award will vest in full on the date his employment with the Company terminates, provided that he executes and does not revoke a separation agreement and complete release of claims in a form provided by the Company.

(3)	Hire-On Performance-Based RSU Award – a performance-based restricted stock unit award for up to 210,000 common shares of Marvell (at the target achievement level) which shall vest based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from his start date through the third anniversary of his start date. The number of shares that could vest under this award can range from zero to 150% of the 210,000 target number. If the Company terminates his employment without Cause or he resigns for Good Reason, (i) the performance measurement period will be deemed to end on the date five (5) business days before the employment termination date, (ii) the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period, and (iii) the number of shares that would vest based on such calculations will vest effective upon his termination date, provided that he executes and does not revoke a separation agreement and complete release of claims in a form provided by the Company. Any remaining unvested portion of the award will be forfeited and terminate.

Change in Control. Mr. Murphy will be designated a “Tier 1” participant in the Company’s Change in Control and Severance Plan in the form attached hereto as Exhibit 10.2.

Severance. Concurrently with the commencement of his employment, Mr. Murphy and the Company will enter into the form of Severance Agreement attached as Appendix B to the Offer Letter. Under that agreement, if Mr. Murphy’s employment is terminated by the Company for other than “Cause” or if he resigns for “Good Reason” (both as defined therein), he will be paid a lump sum separation payment equal to the sum of his then annual base salary plus target incentive bonus plus reimbursement for 12 months of medical insurance premiums, provided he executes and does not revoke a release of claims in a form provided by the Company. If the provisions of Marvell’s CIC Plan are triggered in connection with termination of his employment and he receives the severance benefits provided therein, he will not be eligible for the severance payments under the Severance Agreement.

Indemnification. Contemporaneous with the commencement of his employment, the Company and Mr. Murphy will enter into the standard Marvell director and officer indemnification agreement in the form previously approved by the board.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter and the appendices thereto, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Increase in Number of Directors; Appointment of New Director

Effective as of the date Mr. Murphy commences employment with the Company, the number of directors on the Company’s board of directors will be increased from eleven (11) to twelve (12) and Mr. Murphy will be appointed to fill the resulting vacancy.

Adoption of Change in Control and Severance Plan

Effective June 15, 2016, the Company’s Board of Directors adopted a Change in Control and Severance Plan (the “CIC Plan”), the purpose of which is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the CIC Plan. All capitalized terms are as defined in the CIC Plan. A copy of the CIC Plan is filed herewith as Exhibit 10.2.

An individual is only eligible to participate in the CIC Plan if he or she is designated a participant by the ECC or Board. A designated participant is eligible for Severance Benefits under the CIC Plan if he or she experiences an Involuntary Termination during the period beginning upon a Change in Control and ending on the date that is 18 months following the Change in Control. The amount and type of Severance Benefits differ based on the participation level as determined by the ECC for the designated individuals as follows:

Tier 1: Lump sum payment equal to 24 months of annual base salary, 200% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 24 months of continued health coverage.

Tier 2: Lump sum payment equal to 18 months of annual base salary, 150% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 18 months of continued health coverage.

Tier 3: Lump sum payment equal to 12 months of annual base salary, 100% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 12 months of continued health coverage.

Tier 4: Lump sum payment equal to 6 months of annual base salary, 50% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 6 months of continued health coverage.

The payment of Severance Benefits is subject to the limitations set forth in the CIC Plan regarding compliance with Sections 280G and 409A of the Internal Revenue Code, as amended. In order to receive the Severance Benefits set forth above, an individual must sign and not revoke a separation and release of claims in a form satisfactory to the Company.

The foregoing description of the CIC Plan is qualified in its entirety by reference to the full text of the CIC Plan, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The ECC has designated the following executive officers as participants in the CIC Plan at the levels set forth following their names: Matthew J. Murphy, CEO (Tier 1); Mitchell Gaynor, Executive Vice President, Chief Legal Officer and Secretary (Tier 2); Andrew Micallef, Chief Operations Officer (Tier 2); Chris Koopmans, Executive Vice President, Marketing and Sales (Tier 3).

Item 8.01	Other Items

On June 20, 2016, the Company issued a press release announcing the appointment of Mr. Murphy as President and CEO. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter between the Company and Matthew J. Murphy and form Severance Agreement attached as Appendix B thereto
10.2	Marvell Technology Group Ltd. Change in Control and Severance Plan and Summary Plan Description, effective June 15, 2016
99.1	Press Release dated June 20, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2016

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Mitchell Gaynor
Mitchell Gaynor Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between the Company and Matthew J. Murphy and form of Severance Agreement attached as Appendix B thereto
10.2	Marvell Technology Group Ltd. Change in Control and Severance Plan and Summary Plan Description, effective June 14, 2016
99.1	Press Release dated June 20, 2016